Exhibit 99.1
© 2015 Valley National Bank. Member FDIC. Equal Opportunity Lender. All Rights Reserved. Expanding Our Florida Presence Valley National Bancorp to Acquire CNLBancshares, Inc.

© 2015 Valley National Bank. Member FDIC. Equal Opportunity Lender. All Rights Reserved. * Forward Looking Statements The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to those regarding the proposed business combination (“Merger”) between Valley National Bancorp (“Valley”) (NYSE:VLY) and CNLBancshares, Inc. (“CNL”) (OTC Pink: CNLB). Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ from those contemplated by such forward-looking statements include, but are not limited to, the following: failure to obtain shareholder or regulatory approval for the merger of CNL with Valley or to satisfy other conditions to the merger on the proposed terms and within the proposed timeframe including, without limitation; delays in closing the Merger; reaction to the Merger of CNL’s customers and employees; the diversion of management’s time on issues relating to the Merger; the inability to realize expected cost savings and synergies from the Merger of CNL with Valley in the amounts or in the timeframe anticipated; changes in the estimate of non-recurring charges; costs or difficulties relating to integration matters might be greater than expected; changes in the stock price of Valley from the date of the merger announcement to the closing date; material adverse changes in Valley’s or CNL’s operations or earnings; the inability to retain CNL’s customers and employees; or a decline in the economy, mainly in New Jersey, New York and Florida, as well as the risk factors set forth in Valley’s Annual Report on Form 10-K for the year ended December 31, 2014. Neither Valley nor CNL assumes any obligation for updating any such forward-looking statement at any time.

© 2015 Valley National Bank. Member FDIC. Equal Opportunity Lender. All Rights Reserved. * Additional Information and Where to Find it This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.  In connection with the proposed merger, Valley intends to file a Registration Statement on Form S-4 that will include a proxy statement of CNL and a prospectus of Valley with the Securities and Exchange Commission.  Valley may file other documents with the SEC regarding the proposed transaction. A definitive proxy statement/prospectus will be mailed to the shareholders of CNL. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE COMMISSION, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Investors and security holders may obtain a free copy of the registration statement (when available), including the proxy statement/prospectus and other documents containing information about Valley and CNL at the Commission’s website at www.sec.gov.  These documents may be accessed and downloaded for free at Valley’s website at http://www.valleynationalbank.com/filings.html or by directing a request to Dianne M. Grenz, Executive Vice President, Valley National Bancorp, at 1455 Valley Road, Wayne, New Jersey 07470, telephone (973) 305-3380 or at www.cnlbank.com or by directing a request to Chirag Bhavsar, Executive Vice President and Chief Financial Officer, CNLBancshares, Inc. at 450 South Orange Avenue, Suite 400, Orlando, Florida 32801-3336 (mailing address: P.O. Box 4968, Orlando, Florida 32802-4968), telephone (407) 244-3100. Participants in the Solicitation This communication is not a solicitation of a proxy from any security holder of CNL.  However, Valley, CNL, their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from CNL’s shareholders in respect of the merger.  Information regarding the directors and executive officers of Valley may be found in its definitive proxy statement relating to its 2015 Annual Meeting of Shareholders, which was filed with the Commission on March 12, 2015 and can be obtained free of charge from Valley’s website.  Information regarding the directors and executive officers of CNL may be found in the Registration Statement on Form S-4 when it becomes available, which can be obtained free of charge from CNL.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

© 2015 Valley National Bank. Member FDIC. Equal Opportunity Lender. All Rights Reserved. Maintain a commercial banking franchise with a diversified balance sheet Focus on expanding geographic footprint 3 of the best markets on east coast Initial entrée into Florida proved successful Strategic Vision * Valley in 2017 NJ NY FL Management’s Vision Asset Size: ~$25 Billion Footprint: NJ/NY/FL Organic / Acquisitions

© 2015 Valley National Bank. Member FDIC. Equal Opportunity Lender. All Rights Reserved. Strong Addition to Valley Franchise Location Further Expansion into Our Targeted Urban Florida Markets New Attractive Markets High Growth Region Economics Expected to Be Accretive to EPS in 2016 Cost Saves by Leveraging Valley’s Current Infrastructure Enhances Valley’s Long-Term Deposit Funding Capability Advantageous loan and deposit pricing Talent Exceptional Talent Being Acquired and Retained Strong Regional Management Structure Similar Corporate Culture *

© 2015 Valley National Bank. Member FDIC. Equal Opportunity Lender. All Rights Reserved. Current Markets New Markets Valley Branches CNL Branches Strategically Attractive Market Compliments Existing Franchise Pro-Forma as of 3/31/2015 Southeast Southeast Loans $1,128 MM Deposits $1,417 MM Branches 19 Central - Orlando Central - Orlando Loans $513 MM Deposits $510 MM Branches 5 Northeast Northeast Loans $155 MM Deposits $187 MM Branches 3 Southwest Southwest Loans $121 MM Deposits $266 MM Branches 5 Central - Tampa Central - Tampa Loans $136 MM Deposits $119 MM Branches 4 Total Florida Total Florida Loans $2.1 Billion Deposits $2.5 Billion Branches 36 *

© 2015 Valley National Bank. Member FDIC. Equal Opportunity Lender. All Rights Reserved. Strong Addition to Franchise Financial Highlights 3/31/2015 Assets $1.4 Billion Loans $833 Million Deposits $1.1 Billion Tangible Common Equity $123 Million YTD ROAA 0.69% YTD NIM 3.33% TCE / TA* 9.01% NPAs / Total Assets 2.66% YTD Loan Growth (Annualized) 12.1% Tangible Book Value per Common Share (period end) $4.71 Founded in 1999 Headquartered in Orlando, FL Currently the 16th largest community bank headquartered in Florida by total deposits 16 branches focused in five of the six largest MSAs in the state (Orlando, Miami-Fort Lauderdale-West Palm Beach, Cape Coral-Fort Myers, Naples, Jacksonville and Bradenton) Enviable core deposit franchise with 39% non-interest bearing deposits Experienced management team/ market leaders with solid reputation * *See Non-GAAP disclosures on slide 16.

© 2015 Valley National Bank. Member FDIC. Equal Opportunity Lender. All Rights Reserved. Valley Florida * Focused Growth Resulting institution represents a $3 billion Florida franchise *1Q 2015 Pro-forma combined growth Loan Growth: 70% Branch Network: 80% Deposit Growth: 80% Commercial Lenders: 180% VLY CNL

Financially Attractive Transaction

Key Terms

Consideration & Structure	Structure	▪*100% common stock consideration; 0.75 / 1 exchange ratio**
	Transaction Value	▪*~$207 million***
	Taxable / Non Taxable	▪*Anticipate a non-taxable merger transaction*
Pricing Multiples (Based on VLY 5/22/15 Close of $9.75)	Price / Tangible Book	▪*1.55x (does not include option consideration)*
	Price / Fully Diluted Tangible Book	▪*1.68x***
	Price / 2015 Estimated EPS	▪*18.7x excluding projected cost saves* ▪*9.2x including projected cost saves*
	Core Deposit Premium	▪*8.05%*
Financial Impact & Assumptions	Earnings	▪Estimated to be EPS accretive in 2016 (excludes substantial identified synergies)
	Tangible Book Value Earn-back	▪Approximately 4.5 years (initial dilution of 1.64% inclusive of purchase accounting marks)
	Capital	▪Immediately accretive to CETI, Tier I RBC ratios
	Loan Mark	▪~3.2% of Loans
	Cost Saves	▪*~41% of 2014 of non-interest expense*
	Transaction One-Time Charges	▪*~$13.6 million after tax*
Closing & Other	Due Diligence	▪*~80% of commercial loan portfolio reviewed by Valley's experienced staff*
	Approvals	▪*Subject to customary regulatory and CNL shareholder approval for merger*
	Management Transitions	▪*VLY inherits strong seasoned Florida bank management team*
	Expected Closing	▪*4Q 2015*

*Exchange ratio subject to an adjustment as outlined in the merger agreement
**Includes option consideration of $16.2 million

© 2015 Valley National Bank. Member FDIC. Equal Opportunity Lender. All Rights Reserved.
9

Valley National Bancorp

© 2015 Valley National Bank. Member FDIC. Equal Opportunity Lender. All Rights Reserved. Financial Highlights* CNL 3/31/2015 VLY Florida 3/31/2015 Florida Pro-Forma 3/31/2015 Valley 3/31/2015 Pro-Forma 3/31/2015 Assets ($ Billion) $1.4 $1.8 $3.2 $19.0 $20.4 Loans ($ Billion) $0.8 $1.2 $2.1 $13.7 $14.6 Deposits ($ Billion) $1.1 $1.4 $2.5 $14.2 $15.3 Branches 16 20 36 224 240 TCE / TA * 9.01% 6.83% 6.84% TCE / RWA * 11.99% 9.07% 9.06% Leverage Ratio 7.10% 7.17% 7.20% CETI 9.79% 9.45% 9.49% Tier I RBC Ratio 9.79% 9.45% 9.49% Total RBC Ratio 11.04% 11.35% 11.25% Pro-Forma Impact Financial Summary * * See Non-GAAP disclosures on slide 16.

© 2015 Valley National Bank. Member FDIC. Equal Opportunity Lender. All Rights Reserved. Pro-Forma Florida Impact Complimentary Loan Composition Loan Portfolio (millions) Amount % Commercial Real Estate $846 69% Commercial & Industrial 187 15% Residential Mortgage 105 9% Other Consumer 70 6% Construction and Development 12 1% Total Loans $1,220 100% Loan Portfolio (millions) Amount % Commercial Real Estate $450 54% Commercial & Industrial 129 15% Residential Mortgage 102 12% Other Consumer 47 6% Construction and Development 105 13% Total Loans $833 100% Loan Portfolio (millions) Amount % Commercial Real Estate $1,296 63% Commercial & Industrial 316 15% Residential Mortgage 207 10% Other Consumer 118 6% Construction and Development 117 6% Total Loans $2,053 100% *

© 2015 Valley National Bank. Member FDIC. Equal Opportunity Lender. All Rights Reserved. Pro-Forma Florida Impact Attractive Funding Composition Funding Portfolio (millions) Amount % Non-Interest Bearing Deposits $551 39% NOW and Transaction 215 15% MMDA and Savings 370 26% Time Deposits 244 18% Borrowings 22 2% Total Funding $1,402 100% Funding Portfolio (millions) Amount % Non-Interest Bearing Deposits $441 36% NOW and Transaction 30 2% MMDA and Savings 526 43% Time Deposits 122 10% Borrowings 115 9% Total Funding $1,234 100% Funding Portfolio (millions) Amount % Non-Interest Bearing Deposits $992 38% NOW and Transaction 245 9% MMDA and Savings 896 34% Time Deposits 366 14% Borrowings 137 5% Total Funding $2,636 100% As of 3/31/15 *

© 2015 Valley National Bank. Member FDIC. Equal Opportunity Lender. All Rights Reserved. Products & Services Likely Synergies / Enhancements * Lending Enhancements Increased Lending Limit Residential Lending Auto Lending Non-Interest Income Asset Management & Trust Services Insurance Services Customer Derivative Products Delivery Channels Enhancements 24/7 Customer Service Mobile Banking Application Mobile Deposit

© 2015 Valley National Bank. Member FDIC. Equal Opportunity Lender. All Rights Reserved. Keys to Execution Success Diligence Systems / Processes People Year Recent Bank Acquisitions State Asset Size Days to Convert 2015 CNL Bank FL $1.4 billion 2014 1st United Bank FL $1.7 billion 112 2012 State Bank of Long Island NY $1.6 billion 90 2010 The Park Avenue Bank (FDIC) NY $0.5 billion 91 2010 LibertyPointe Bank (FDIC) NY $0.2 billion 86 2008 Greater Community Bank NJ $1.0 billion 40 2005 NorCrown Bank NJ $0.6 billion 50 2005 Shrewsbury State Bank NJ $0.4 billion 51 * Proven Acquirer & Retention of Key Personnel

© 2015 Valley National Bank. Member FDIC. Equal Opportunity Lender. All Rights Reserved. Valley National Bancorp Continued focus on credit quality Measured growth strategies Operating in heavily populated footprints Strong customer service Experienced senior and executive management with significant depth Experienced commercial lender Our Approach Will Not Change *

© 2015 Valley National Bank. Member FDIC. Equal Opportunity Lender. All Rights Reserved. Non-GAAP Disclosure Reconciliations * 3/31/2015 * Pro-Forma includes estimated purchase accounting adjustments
($ in Thousands) "VLY 3/31/2015" "CNL 3/31/2015" "Pro-Forma* 3/31/2015" Total Assets $18,980,010 $1,365,101 $20,425,782 Less: Goodwill & Other Intangible Assets (612,558) - (717,421) Total Tangible Assets (TA) $18,367,452 $1,365,101 $19,708,361 Total Equity $1,867,153 $122,945 $2,074,220 Less: Goodwill & Other Intangible Assets (612,558) - (727,046) Total Tangible Common Equity (TCE) $1,254,595 $122,945 $1,347,174 Risk Weighted Assets (RWA) $13,835,799 $1,025,589 $14,861,388 Ratios TCE / TA 6.83% 9.01% 6.84% TCE / RWA 9.07% 11.99% 9.06%